Exhibit 3.8
DRAFT FOR RELEASE
For Immediate Release: Tuesday, March 10, 2009
INTERNATIONAL PACKAGING AND LOGISTICS GROUP, INC., ACQUIRES EZ LINK CORPORATION, INCORPORATED UNDER THE COMPANY LAW OF TAIWAN, REPUBLIC OF CHINA (PENDING FOR THE TAIWAN INVESTMENT LAW APPROVAL)

Tuesday March 10, 2009

LOS ANGELES, CA, March 10, 2009 (MARKET WIRE via COMTEX) – International Packaging and Logistics Group, Inc. (“IPL Group Inc.”) ((NASDAQ OTCBB SYMBOL “IPLO”).  In furthering its goal of being the world premier solution provider of consulting/procurement to mold design, then enhancing for product manufacturing to distribution, IPL Group Inc. is announcing the acquisition of a majority interest in EZ LINK Corporation. The terms of the acquisition includes a payment of $1.6 million in common stock allocated over a three year period.  The acquisition is effective as of 1-1-2009.

EZ LINK Corporation (“EZ LINK”) a logistics company headquartered in Taiwan, was established in July 2003 under the Company Law of Republic of China.  EZ LINK is a full service international freight forwarder, who has current networks to locations in China, Hong Kong, South East Asia, North East Asia, North America, Latin America and Europe.  In fiscal year 2007, EZ LINK had net revenues of approximately $6.6 million $US with fiscal year 2008 net revenues expected to be approximately $8.0 million $US.  EZ LINK will be operated as a majority owned subsidiary of IPL Group Inc.

IPL Group Inc CEO Steven Westlund stated, “We are excited about this acquisition in that it establishes us not only as a full service provider, but a provider who can enhance the effectiveness of our clients’ products and services thus directly affecting their profitability and productivity.”

About International Packaging and Logistics Group, Inc. (“IPL Group Inc.”)

IPL Group Inc.’s wholly owned subsidiary H&H Glass Corporation was formed in 1989 and distributes Asian glass products to North America.

Safe Harbor:

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.

FOR ADDITIONAL INFORMATION CONTACT
Meuy Saechao
(949) 861-3560